Filed Pursuant to Rule 424(b)(4)
Registration No. 333-174766

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered	Maximum offering price per share	Maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.01 per share	19,421,384	$33.00	$640,905,672	$82,549

(1)	Calculated in accordance with Rule 457(r) promulgated under the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus Dated June 7, 2011)

19,421,384 Shares

Brookdale Senior Living Inc.

Common Stock

The selling stockholders identified in this prospectus supplement are offering 19,421,384 shares of our common stock in this offering. We will not receive any proceeds from the sale of our common stock by the selling stockholders. After this offering, funds managed by affiliates of Fortress Investment Group LLC (“Fortress”) and various principals of Fortress, in the aggregate, will no longer own any of our common stock.

Our common stock is listed on the New York Stock Exchange under the symbol “BKD”. The last reported sale price of our common stock on May 27, 2014 was $33.16 per share.

Investing in our common stock involves a high degree of risk. See “Risk Factors” on page S-9 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you make your investment decision.

	Per Share	Total
Public offering price	$33.00	$640,905,672
Underwriting discount	$1.00	$19,421,384
Proceeds, before expenses, to the selling stockholders	$32.00	$621,484,288

Neither the Securities and Exchange Commission, state securities regulators, nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The shares will be ready for delivery on or about June 2, 2014.

Sole Book-Running Manager

Morgan Stanley

The date of this prospectus supplement is May 27, 2014

Prospectus Supplement

Prospectus

We, the selling stockholders and the underwriter have not authorized anyone to provide you with different information or to make representations as to matters not stated or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus required to be filed with the Securities and Exchange Commission, or SEC. You must not rely on unauthorized information. This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is only accurate on the respective dates of such documents.

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ABOUT THIS PROSPECTUS SUPPLEMENT

This document is comprised of two parts. The first part is this prospectus supplement, which describes the terms of the offering of the shares of common stock and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus supplement, the accompanying prospectus and any documents incorporated by reference (including statements with respect to the Merger and the transactions contemplated by the Master Agreement (each as defined herein)) may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, statements relating to our operational initiatives and growth strategies and our expectations regarding their effect on our results; our expectations regarding the economy, the senior living industry, occupancy, revenue, cash flow, operating income, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, the home resale market, expansion, development and construction activity, acquisition opportunities, asset dispositions, our share repurchase program, taxes, capital deployment, returns on invested capital and cash flow from operating activities; our expectations regarding returns to shareholders and our growth prospects; our expectations concerning the future performance of recently acquired communities and the effects of acquisitions on our financial results; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity and leverage; our expectations regarding financings and refinancings of assets (including the timing thereof) and their effect on our results; our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, renovate, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion, redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations regarding our sales, marketing and branding initiatives and their impact on our results; our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income (as such terms are defined by incorporation by reference herein); and our expectations regarding the Merger and the transactions contemplated by the Master Agreement. Forward-looking statements are generally identifiable by use of forward-looking terminology such as “may,” “will,” “should,” “potential,” “intend,” “expect,” “endeavor,” “seek,” “anticipate,” “estimate,” “overestimate,” “underestimate,” “believe,” “could,” “would,” “project,” “predict,” “continue,” “plan” or other similar words or expressions. Forward-looking statements are based on certain assumptions or estimates, discuss future expectations, describe future plans and strategies, contain projections of results of operations or of financial condition, or state other forward-looking information. Our ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Although we believe that expectations reflected in any forward-looking statements are based on reasonable assumptions, we can give no assurance that our expectations will be attained and actual results and performance could differ materially from those projected. Factors which could have a material adverse effect on our operations and future prospects or

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which could cause events or circumstances to differ from the forward-looking statements include, but are not limited to, the risk associated with the current global economic situation and its impact upon capital markets and liquidity; changes in governmental reimbursement programs; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; our determination from time to time to purchase any shares under the repurchase program; our ability to fund any repurchases; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; the risk that we may not be able to expand, redevelop and reposition our communities in accordance with our plans; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; early terminations or non-renewal of management agreements; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our communities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; risks relating to the Merger and the transactions contemplated by the Master Agreement, including in respect of the satisfaction of closing conditions to such transactions; unanticipated difficulties and/or expenditures relating to such transactions; the risk that regulatory approvals required for such transactions are not obtained or are obtained subject to conditions that are not anticipated; uncertainties as to the timing of such transactions; litigation relating to such transactions; the impact of such transactions on each company’s relationships with residents, employees and third parties; and the inability to obtain, or delays in obtaining, cost savings and synergies from such transactions; as well as other risks detailed from time to time in our filings with the SEC, press releases and other communications, including those set forth under “Risk Factors” on page S-9 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. Such forward-looking statements speak only as of the date of this prospectus supplement. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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PROSPECTUS SUPPLEMENT SUMMARY

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, carefully before making an investment decision, especially the risks of investing in our common stock discussed under “Risk Factors” herein and therein and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.

Unless the context suggests otherwise, references in this prospectus supplement to “Brookdale,” the “Company,” “we,” “us” and “our” refer to Brookdale Senior Living Inc. and its direct and indirect subsidiaries, except where it is clear that the term refers only to the parent company. References in this prospectus supplement to “Fortress” refer to Fortress Investment Group LLC and certain of its affiliates. References in this prospectus supplement to “selling stockholders” refer to our stockholders described in the section herein entitled “Selling Stockholders.”

Brookdale Senior Living Inc.

As of March 31, 2014, we are the largest operator of senior living communities in the United States based on total capacity, with 647 communities in 36 states and the ability to serve approximately 66,000 residents. We offer our residents access to a full continuum of services across the most attractive sectors of the senior living industry. As of March 31, 2014, we operated in six business segments: retirement centers, assisted living, continuing care retirement communities, or CCRCs, – rental, CCRCs – entry fee, Brookdale Ancillary Services (formerly known as Innovative Senior Care) and management services.

As of March 31, 2014, we operated 74 retirement center communities with 14,256 units, 440 assisted living communities with 22,483 units, 26 rental CCRC communities with 6,527 units, 15 entry fee CCRC communities with 6,062 units and 92 communities with 16,996 units where we provide management services for third parties or joint ventures in which we have an ownership interest. We offer therapy services to approximately 52,100 of our units and home health services to approximately 47,300 of our units. The majority of our units are located in campus settings or communities containing multiple services, including CCRCs. For the quarter ended March 31, 2014, the weighted average occupancy rate for our owned/leased communities was 88.6%. We generate approximately 80.0% of our resident fee revenues from private pay customers. For the three months ended March 31, 2014, 42.2% of our resident and management fee revenues were generated from owned communities, 47.0% from leased communities, 9.7% from our Brookdale Ancillary Services business and 1.1% from management fees from communities we operate on behalf of third parties or joint ventures in which we have an ownership interest.

Our principal executive offices are located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027 and our telephone number at that address is (615) 221-2250. Our website address is www.brookdale.com. The information on, or accessible through, our website is not part of this prospectus supplement or the accompanying prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus supplement and the accompanying prospectus.

Recent Developments

Merger Agreement

On February 20, 2014, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Emeritus Corporation, a Washington corporation (“Emeritus”), and Broadway Merger Sub Corporation, a

Delaware corporation and our wholly owned subsidiary (“Merger Sub”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth therein, Merger Sub will merge with and into Emeritus (the “Merger”), with Emeritus continuing as the surviving corporation and our wholly owned subsidiary.

Pursuant to the terms and subject to the conditions set forth in the Merger Agreement, at the effective time of the Merger, each issued and outstanding share of common stock, par value $0.0001 per share (“Emeritus Common Stock”), of Emeritus (including each restricted share of Emeritus Common Stock, but not including any shares (x) held by us or Emeritus or any of our or their wholly owned subsidiaries and (y) with respect to which appraisal rights are properly demanded and not withdrawn under Washington law (“Dissenting Shares”)), will be automatically converted into the right to receive 0.95 of a share (the “Exchange Ratio”) of our common stock. The Merger Agreement provides that each option to purchase Emeritus Common Stock, whether vested or unvested (an “Emeritus Option”), will be canceled at the effective time of the Merger. Any Emeritus Option with an exercise price that is less than the implied dollar value of the per share consideration to be received in the Merger (valuing our common stock at its volume weighted average price over the 10 trading days immediately preceding the completion of the Merger) will be converted into the right to receive a number of shares of our common stock (net of any required withholding taxes) equal to the product of (x) the number of shares of Emeritus Common Stock subject to the Emeritus Option multiplied by (y) the excess of the implied dollar value of the per share consideration (based on the volume weighted average described above) over the exercise price of the Emeritus Option. Any Emeritus Option with an exercise price that is equal to or greater than the implied dollar value of the per share consideration to be received in the Merger as described above will automatically be terminated without the payment of any consideration.

The consummation of the Merger is subject to satisfaction or waiver of certain conditions, including, among others: (i) the approval of our and Emeritus’ stockholders; (ii) the absence of any law or order prohibiting the closing; (iii) the receipt of certain federal and state government approvals necessary for the ownership, operation and management of Emeritus’ senior living facilities and expiration of notice periods for the same, subject to certain exceptions; (iv) the continuing effectiveness or receipt, as applicable, of certain third-party consents, subject to certain exceptions; (v) the accuracy of each party’s representations and warranties, subject to certain materiality qualifiers; (vi) the performance in all material respects of each party’s obligations under the Merger Agreement; (vii) no more than 7.5% of the shares of Emeritus Common Stock being Dissenting Shares; and (viii) the absence of any change, event or development that would reasonably be expected to have either a Parent Material Adverse Effect or a Company Material Adverse Effect (each as defined in the Merger Agreement).

The Merger is expected to close during the third quarter of 2014, although there can be no assurance that the Merger will close or, if it does, when the actual closing will occur.

The Merger is addressed at length in our Registration Statement on Form S-4 that we filed with the SEC on May 22, 2014, and is available on the SEC’s website at www.sec.gov.

Master Agreement

On April 23, 2014, the Company and HCP, Inc., a Maryland corporation (“HCP”), entered into a Master Contribution and Transactions Agreement (the “Master Agreement”). At the closing contemplated by the Master Agreement, the Company and HCP will enter into two joint venture transactions and amend the terms of certain existing agreements between the Company and HCP and/or certain of their respective affiliates, and between Emeritus and HCP and/or certain of their respective affiliates referred to herein as the “HCP Transactions”. At the closing, the Company and HCP will enter into a joint venture (“CCRCs JV”) with respect to certain continuing care retirement / entrance fee communities currently owned by HCP or the Company and leased and/or operated by the Company. The Company will own a 51% ownership interest, and HCP will own a 49% ownership interest in the CCRCs JV. Additionally at the closing, the Company and HCP will enter into a joint venture (“RIDEA JV”) with respect to certain independent living, assisted living, memory care and/or skilled nursing care communities currently owned by HCP and leased and operated by Emeritus. The Company will own a 20% ownership interest, and HCP will own an 80% ownership interest in the RIDEA JV. Lastly, at the closing, the Company and HCP will amend and restate certain triple net leases (“NNN-Leased Portfolio”) between Emeritus and affiliates of HCP in respect of 153 communities, which amended and restated leases will provide for the creation of multiple pools of master leases. The amended and restated leases will provide for lower future rent payments and escalations compared to the existing leases. HCP has agreed to make available up to $100 million for capital expenditures related to the communities in the NNN-Leased Portfolio during calendar years 2014 through 2017 at an initial lease rate of 7.0%. In connection with the transactions contemplated by the Master Agreement, Brookdale and HCP have also agreed that Brookdale will waive the purchase option rights granted by HCP to Emeritus pursuant to 49 of the existing Emeritus leases. The closing is subject to a number of conditions, including the prior or concurrent closing of the Merger between the Company and Emeritus.

Fortress Stockholders Agreement and Letter Agreement

Under that certain Stockholders Agreement, dated as of November 28, 2005, by and among us and the stockholders named therein (as amended, the “Fortress Stockholders Agreement”), FIG LLC, an affiliate of Fortress, is permitted to designate a specified number of individuals to be elected to our board of directors depending on the percentage of voting power of our securities beneficially owned by certain Fortress investment funds and their affiliates and permitted transferees (the “Fortress Stockholders”). Insofar as currently relevant, for so long as the Fortress Stockholders beneficially own (i) less than 25% but more than 10% of the voting power of the Company, FIG LLC shall be entitled to designate two directors and (ii) less than 10% but more than 5% of the voting power of the Company, FIG LLC shall be entitled to designate one director. Wesley R. Edens and Randal A. Nardone currently serve as the two designees of FIG LLC on our board of directors. The Fortress Stockholders Agreement provides that in the event the number of directors FIG LLC is entitled to designate decreases due to a reduction in voting power, FIG LLC shall take reasonable actions to cause a sufficient number of designated directors to resign from the board at or prior to the end of such designated director’s term so that the number of designated directors after the resignation(s) equals the number of directors FIG LLC would have been entitled to designate.

In connection with the execution of the Merger Agreement, we concurrently entered into a letter agreement (the “Fortress Letter Agreement”) with certain of our stockholders that are party to the Fortress Stockholders Agreement providing, among other things, that, notwithstanding the terms of the Fortress Stockholders Agreement, in the event that at any time the Fortress Stockholders have beneficial ownership of (i) less than 10% of the voting power of the Company, FIG LLC shall cause one director designated by it to immediately resign from our board, and (ii) less than 5,000,000 shares of the Company’s common stock, FIG LLC shall cause the remaining director designated by it to immediately resign from our board.

Upon completion of this offering, the Fortress Stockholders will no longer own any of our common stock. As a result, in accordance with the Fortress Letter Agreement, upon completion of this offering, each of Messrs. Edens and Nardone will resign from our board of directors.

The Fortress Letter Agreement also provides for, among other things, the Fortress Stockholders’ agreement to vote all of the shares of our common stock to the extent held by them as of the applicable record date for our special meeting of stockholders in favor of the transactions contemplated by the Merger Agreement. The record date for our special meeting is currently set as May 12, 2014. While it is possible that this record date may be reset to be a later date (depending on, among other things, the expected timing of the mailing of the joint proxy statement/prospectus included in our Registration Statement on Form S-4 filed in connection with the Merger), if the record date is not reset, purchasers of the shares of our common stock offered hereby will not be entitled to vote these shares at such special meeting of stockholders.

Fortress

Fortress is a leading, highly diversified global investment management firm with approximately $62.5 billion in assets under management as of March 31, 2014. Founded in 1998, Fortress manages assets on behalf of over 1,500 institutional clients and private investors worldwide across a range of private equity, credit, liquid hedge funds and traditional asset management strategies.

THE OFFERING

Common stock offered by the selling stockholders in this offering	19,421,384 shares

Use of proceeds	We will not receive any proceeds from the sale of our common stock by the selling stockholders.

New York Stock Exchange symbol	BKD

Risk factors	Please read the section entitled “Risk Factors” on page S-9 of this prospectus supplement and in the documents incorporated by reference for a discussion of some of the factors you should carefully consider before deciding to invest in our common stock.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth certain summary consolidated financial information on a historical basis.

The summary consolidated financial information set forth below as of December 31, 2013 and 2012 and for each of the three years ended December 31, 2013, has been derived from our audited consolidated financial statements, which are incorporated herein by reference. The balance sheet data as of December 31, 2011 has been derived from our audited consolidated financial statements, which are not incorporated herein by reference. The summary historical financial information set forth below as of March 31, 2014 and 2013, and for the three months ended March 31, 2014 and 2013, has been derived from our unaudited interim condensed consolidated financial statements, which have been incorporated herein by reference. The interim results of operations are not necessarily indicative of operations for a full fiscal year.

The unaudited pro forma statement of condensed consolidated operations data and the balance sheet data have been derived from and should be read in conjunction with Emeritus’ and the Company’s respective unaudited condensed consolidated financial statements as of and for the three months ended March 31, 2014, and Emeritus’ and the Company’s respective audited consolidated financial statements as of and for the year ended December 31, 2013, each of which have been incorporated herein by reference.

The unaudited pro forma statement of condensed consolidated operations data reflects adjustments to the historical consolidated statement of operations to give effect to the Merger and the HCP Transactions in the manner described under “Unaudited Pro Forma Condensed Consolidated Financial Statements,” and the notes thereto incorporated by reference from our Current Report on Form 8-K filed on May 27, 2014, as if they had taken place on January 1, 2013. The selected unaudited pro forma condensed consolidated balance sheet data gives effect to the Merger and the HCP Transactions as if they both had occurred on March 31, 2014. The unaudited pro forma statement of condensed consolidated operations data and the balance sheet data have been prepared for illustrative purposes only and are not necessarily indicative of our results of operations had the Merger and the HCP Transactions actually occurred on the date assumed, nor is such unaudited pro forma statement of condensed consolidated operations data or the balance sheet data necessarily indicative of the results to be expected for any future period. A number of factors may affect our results. See “Cautionary Statement Regarding Forward-Looking Statements” herein and “Risk Factors” included and incorporated by reference herein.

	Pro Forma for the Three Months Ended March 31,	For the Three Months Ended March 31,		Pro Forma for the Year Ended December 31,	For the Years Ended December 31,
	2014	2014	2013	2013	2013	2012	2011
Statements of Operations
(in thousands)
Total revenue	$1,211,944	$747,275	$712,266	$4,741,751	$2,891,966	$2,768,738	$2,456,483

Facility operating expense	685,510	429,870	413,003	2,683,856	1,671,945	1,630,919	1,508,571
General and administrative expense	74,603	55,509	46,611	307,348	184,548	178,829	148,327
Facility lease expense	100,894	69,869	69,019	383,002	276,729	284,025	274,858
Depreciation and amortization	116,600	70,316	64,659	878,242	268,757	252,281	268,506
Gain on facility lease termination	—	—	—	—	—	(11,584)	—
Loss (gain) on acquisition	—	—	—	—	—	636	(1,982)
Asset impairment	1,023	—	—	21,118	12,891	27,677	16,892
Costs incurred on behalf of managed communities	165,998	89,563	80,287	646,305	345,808	325,016	152,566

Total operating expense	1,144,628	715,127	673,579	4,919,871	2,760,678	2,687,799	2,367,738

Income (loss) from operations	67,316	32,148	38,687	(178,120)	131,288	80,939	88,745
Interest income	430	321	303	1,801	1,339	4,012	3,538

	Pro Forma for the Three Months Ended March 31,	For the Three Months Ended March 31,		Pro Forma for the Year Ended December 31,	For the Years Ended December 31,
	2014	2014	2013	2013	2013	2012	2011
Interest expense:
Debt	(98,400)	(29,998)	(30,971)	(401,183)	(121,325)	(128,338)	(124,873)
Amortization of deferred financing costs and debt premium (discount), net	1,981	(4,018)	(4,569)	6,983	(17,054)	(18,081)	(13,427)
Change in fair value of derivatives and amortization	(1,044)	(847)	135	387	980	(364)	(3,878)
Loss on extinguishment of debt	—	—	—	(1,265)	(1,265)	(221)	(18,863)
Equity in earnings (loss) of unconsolidated ventures	1,719	636	115	(9,146)	1,484	(3,488)	1,432
Other non-operating income	835	465	1,006	6,198	2,725	593	56

(Loss) income before income taxes	(27,163)	(1,293)	4,706	(574,345)	(1,828)	(64,948)	(67,270)
Benefit (provision) for income taxes	8,893	(1,006)	(1,148)	221,599	(1,756)	(1,519)	(1,780)

Net (loss) income	$(18,270)	$(2,299)	$3,558	$(352,746)	$(3,584)	$(66,467)	$(69,050)

Basic net (loss) earnings per share	$(0.11)	$(0.02)	$0.03	$(2.07)	$(0.03)	$(0.54)	$(0.57)

Diluted (loss) earnings per share	$(0.11)	$(0.02)	$0.03	$(2.07)	$(0.03)	$(0.54)	$(0.57)

Weighted average shares used in computing basic (loss) earnings per share	171,154	124,478	122,823	170,347	123,671	121,991	121,161

Weighted average shares used in computing diluted (loss) earnings per share	171,154	124,478	124,391	170,347	123,671	121,991	121,161

	Pro Forma as of March 31,	As of March 31,		As of December 31,
	2014	2014	2013	2013	2012	2011
Balance Sheet Data
(in millions)
Cash and cash equivalents	$71.8	$45.7	$28.2	$58.5	$69.2	$30.8
Total assets	$10,251.9	$4,719.6	$4,620.9	$4,737.8	$4,706.8	$4,503.4
Total debt	$6,418.3	$2,634.4	$2,638.9	$2,636.6	$2,679.4	$2,463.6
Total stockholders’ equity	$2,485.7	$1,026.7	$1,007.9	$1,020.9	$997.0	$1,035.3

	For the Three Months Ended March 31,		For the Years Ended December 31,
	2014	2013	2013	2012	2011
Other Operating Data
Total number of communities (at end of period)	647	649	649	647	647
Total units operated(1)
Period end	65,584	66,127	65,832	65,936	66,183
Weighted average	65,720	66,067	66,173	66,102	55,548
Owned/leased communities occupancy rate (weighted average)	88.6%	88.5%	88.7%	88.0%	87.3%
Senior Housing average monthly revenue per unit(2)	$4,491	$4,375	$4,383	$4,271	$4,193

	Three Months Ended March 31,		Twelve Months Ended December 31,
	2014	2013	2013	2012
Selected Segment Operating and Other Data
(dollars in thousands, except average monthly revenue per unit)
Retirement Centers
Number of communities (period end)	74	76	76	76
Total units(1)
Period end	14,161	14,429	14,454	14,433
Weighted average	14,161	14,429	14,439	14,445
Occupancy rate (weighted average)	89.3%	89.5%	89.8%	89.1%
Senior Housing average monthly revenue per unit(2)	$3,490	$3,328	$3,381	$3,263
Assisted Living
Number of communities (period end)	440	431	438	433
Total units(1)
Period end	22,440	21,446	22,158	21,551
Weighted average	22,435	21,556	21,679	21,625
Occupancy rate (weighted average)	89.6%	89.1%	89.7%	88.9%
Senior Housing average monthly revenue per unit(2)	$4,599	$4,523	$4,510	$4,390
CCRCs—Rental
Number of communities (period end)	26	27	26	27
Total units(1)
Period end	6,470	6,688	6,478	6,691
Weighted average	6,457	6,687	6,669	6,667
Occupancy rate (weighted average)	86.6%	87.6%	86.8%	86.3%
Senior Housing average monthly revenue per unit(2)	$5,839	$5,709	$5,715	$5,588
CCRCs—Entry Fee
Number of communities (period end)	15	14	14	14
Total units(1)
Period end	5,529	5,287	5,332	5,263
Weighted average	5,527	5,281	5,303	5,210
Occupancy rate (weighted average)	84.7%	84.6%	84.2%	83.7%
Senior Housing average monthly revenue per unit(2)	$5,124	$5,011	$5,013	$4,978
Other Entry Fee Data
Non-refundable entrance fees sales	$9,035	$9,237	$44,191	$40,105
Refundable entrance fees sales	5,924	7,636	48,140	42,600

Total entrance fee receipts	14,959	16,873	92,331	82,705
Refunds	(8,446)	(9,320)	(35,325)	(27,356)

Net entrance fees	$6,513	$7,553	$57,006	$55,349

Management Services
Number of communities (period end)	92	101	95	97
Total units(1)
Period end	16,984	18,277	17,410	17,998
Weighted average	17,140	18,114	18,083	18,155
Occupancy rate (weighted average)	86.3%	84.9%	85.4%	84.5%
Brookdale Ancillary Services
Outpatient Therapy treatment codes	812,632	821,308	3,325,129	3,566,654
Home Health average census	5,084	4,289	4,498	3,710

(1)	Period end units operated excludes equity homes. Weighted average units operated represents the average units operated during the period, excluding equity homes.
(2)	Senior Housing average monthly revenue per unit represents the average of the total monthly resident fee revenues, excluding amortization of entrance fees and Brookdale Ancillary Services segment revenue, divided by average occupied units.

RISK FACTORS

Investing in shares of our common stock involves a high degree of risk. Before deciding to invest in our common stock, you should carefully consider the following risks related to the Merger as well as the risk factors incorporated by reference in this prospectus supplement, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly Report on Form 10-Q for the three months ended March 31, 2014, as well as other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our shares of common stock would decline and you could lose all or part of your investment.

Risks Relating to the Merger

Failure to complete the Merger could negatively affect the share prices, future businesses and financial results of us and Emeritus.

Completion of the Merger is not assured and is subject to risks, including the risks that approval of the transaction by shareholders of Brookdale and Emeritus or by governmental agencies will not be obtained or that certain other closing conditions will not be satisfied. If the Merger is not completed, the ongoing businesses and financial results of us or Emeritus may be adversely affected and we and Emeritus will be subject to several risks, including:

•	having to pay certain significant transaction costs relating to the Merger without receiving the benefits of the Merger;

•	for us, potentially having to pay a termination payment of $13.5 million if our shareholder approval is not obtained or a termination fee of $143.0 million in other specific circumstances, including without limitation, a change in our board of directors’ recommendation to its shareholders or termination to accept an alternative takeover proposal;

•	for Emeritus, potentially having to pay a termination payment of $13.5 million if Emeritus shareholder approval is not obtained or a termination fee of $53.0 million in other specific circumstances, including without limitation, a change in the recommendation of the board of directors of Emeritus to its shareholders or termination to accept an alternative takeover proposal;

•	the potential loss of key personnel during the pendency of the Merger as employees may experience uncertainty about their future roles with the combined company;

•	we and Emeritus will have been subject to certain restrictions on the conduct of our respective businesses which may have prevented us from making certain acquisitions or dispositions or pursuing certain business opportunities while the Merger was pending;

•	the share price of us and/or Emeritus may decline to the extent that the current market prices reflect an assumption by the market that the Merger will be completed; and

•	each of us and Emeritus may be subject to litigation related to any failure to complete the Merger.

We and Emeritus will incur substantial transaction fees and costs in connection with the Merger.

We and Emeritus expect to incur non-recurring expenses totaling approximately $57.5 million in connection with the Merger and the HCP Transactions. Additional unanticipated costs may be incurred, including, without limitation, unexpected transaction costs and other expenses in the course of the integration of the businesses of us and Emeritus. The companies cannot be certain that the elimination of duplicative costs or the realization of other efficiencies related to the integration of the two businesses will offset the transaction and integration costs in the near term, or at all.

We and Emeritus may be unable to obtain the regulatory approvals and third party consents required to complete the Merger or, in order to do so, we and Emeritus may be required to comply with material restrictions or conditions that may negatively affect the combined company after the Merger is completed or cause them to abandon the Merger. Failure to complete the Merger could negatively affect the future business and financial results of us and Emeritus.

Completion of the Merger is contingent upon, among other things, the receipt of certain required regulatory approvals, including required regulatory approvals from governmental authorities necessary for the ownership, operation and management of each of the Emeritus facilities and the Emeritus management properties following closing of the Merger, as well as certain third party consents. We and Emeritus can provide no assurance that all required regulatory or third party authorizations, approvals or consents will be obtained or that the authorizations, approvals or consents will not contain terms, conditions or restrictions that would be detrimental to the combined company after completion of the Merger.

Delays in completing the Merger may substantially reduce the expected benefits of the Merger.

Satisfying the conditions to, and completion of, the Merger may take longer than, and could cost more than we and Emeritus expect. Any delay in completing or any additional conditions imposed in order to complete the Merger may materially adversely affect the synergies and other benefits that we and Emeritus expect to achieve from the Merger and the integration of our respective businesses. In addition, each of us and Emeritus have the right to terminate the Merger Agreement if the Merger is not completed by November 20, 2014, except that such date may be extended to January 20, 2015 if the only unsatisfied conditions to the completion of the Merger are those regarding the receipt of certain regulatory and third-party approvals and consents.

Shareholder litigation against us and Emeritus could result in an injunction preventing completion of the Merger, the payment of damages in the event the Merger is completed and/or an adverse effect on the combined company’s business, financial condition or results of operations following the Merger.

Transactions such as the Merger are often subject to lawsuits by shareholders. In connection with the Merger, three purported class action lawsuits have been filed on behalf of Emeritus shareholders in the Superior Court of King County, Washington: Tampa Maritime Association/International Longshoremen’s Association Pension Fund v. Emeritus Corp., et al., Case No. 14-2-06385-7-SEA, filed February 28, 2014; Sciabacucchi v. Emeritus Corp., et al., Case No. 14-2-06946-4-SEA, filed March 6, 2014; and Ellerson v. Emeritus Corp., et al., Case No. 14-2-07502-2-SEA, filed March 14, 2014. It is possible that other related suits could subsequently be filed. Emeritus anticipates that any related cases that are subsequently filed will be consolidated and proceed as a single, consolidated case.

The allegations in the three lawsuits are similar. They purport to be brought as class actions on behalf of all shareholders of Emeritus. The complaints name as defendants Emeritus, the Emeritus Board, us and Broadway Merger Sub Corporation (“Merger Sub”). The complaints allege that the Emeritus Board breached its fiduciary duties to Emeritus shareholders by, among other things, failing to maximize shareholder value in connection with the Merger or to engage in a fair sale process before approving the Merger. Specifically, the complaints allege that the Emeritus Board undervalued Emeritus in connection with the Merger and that the Emeritus Board agreed to certain deal protection mechanisms that precluded Emeritus from obtaining competing offers. The Sciabacucchi complaint also alleges that the Emeritus Board breached its fiduciary duties by failing to disclose all material information concerning the Merger to Emeritus’ shareholders. The three complaints also allege that we, Emeritus and Merger Sub aided and abetted the Emeritus Board’s alleged breaches of fiduciary duties. The complaints seek, among other things, injunctive relief preventing the closing of the Merger, rescission of the Merger or an award of rescissory damages to the purported class in the event that the Merger is consummated, and damages, including counsel fees and expenses. On April 30, 2014, the court consolidated the three lawsuits, relieved all defendants of the need to respond to the three filed complaints, and ordered plaintiffs to file a consolidated and amended complaint as soon as practicable after a registration statement is filed with the SEC in connection with the Merger, which was filed with the SEC on May 22, 2014. The consolidated action is under new caption In re Emeritus Corp. Shareholder Litigation, No. 14-2-06385-7 SEA. On May 6, 2014, the court appointed co-lead plaintiffs and co-lead and liaison counsel for plaintiffs in the consolidated proceeding.

One of the conditions to the closing of the Merger is that no temporary restraining order, preliminary or permanent injunction or other judgment, order or decree issued by any court of competent jurisdiction or other law, legal restraint or prohibition will be in effect preventing the consummation of the Merger. Consequently, if any lawsuit is successful in obtaining an injunction prohibiting Emeritus or us from consummating the Merger on the agreed upon terms, the injunction may prevent the Merger from being completed within the expected timeframe, or at all. Furthermore, if the Merger is prevented or delayed, the lawsuits could result in substantial costs, including any costs associated with the indemnification of directors. The defense or settlement of any lawsuit or claim that remains unresolved at the time the Merger is completed may adversely affect the combined company’s business, financial condition or results of operations.

We and Emeritus will be subject to various uncertainties and contractual restrictions while the Merger is pending that could adversely affect our financial results.

Uncertainty about the effect of the Merger on employees, suppliers and residents may have an adverse effect on us and/or Emeritus. These uncertainties may impair our and/or Emeritus’s ability to attract, retain and motivate key personnel until the Merger is completed and for a period of time thereafter, and could cause residents, suppliers and others who deal with us or Emeritus to seek to change existing business relationships with us or Emeritus. Employee retention and recruitment may be particularly challenging prior to completion of the Merger, as employees and prospective employees may experience uncertainty about their future roles with the combined company.

The pursuit of the Merger and the preparation for the integration of the two companies may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition and integration process could affect the financial results of us, Emeritus and/or the combined company.

In addition, the Merger Agreement restricts each of us and Emeritus, without the other’s prior written consent, from taking certain specified actions while the Merger is pending. These restrictions may limit us and/or Emeritus from pursuing attractive business opportunities and making other changes to our respective businesses prior to completion of the Merger or termination of the Merger Agreement.

If completed, the Merger may not achieve its intended results, and we and Emeritus may be unable to successfully integrate our operations.

We and Emeritus entered into the Merger Agreement with the expectation that the Merger will result in various benefits, including, among other things, cost savings and operating efficiencies. Achieving the anticipated benefits of the Merger is subject to a number of uncertainties, including whether the businesses of us and Emeritus can be integrated in an efficient and effective manner.

It is possible that the integration process could take longer than anticipated and could result in the loss of valuable employees, additional and unforeseen expenses, the disruption of each company’s ongoing businesses, processes and systems or inconsistencies in standards, controls, procedures, practices, policies and compensation arrangements, any of which could adversely affect the combined company’s ability to achieve the anticipated benefits of the Merger. Difficulties in combining operations of us and Emeritus could also result in the loss of residents, suppliers, partners or other persons with whom we and Emeritus conduct business and potential disputes or litigation with residents, suppliers, partners or other persons with whom we and Emeritus conduct business. The combined company’s results of operations could also be adversely affected by any issues attributable to either company’s operations that arise or are based on events or actions that occur prior to the closing of the Merger. The integration process is subject to a number of uncertainties, and no assurance can be given that the anticipated benefits, expense savings and synergies will be realized or, if realized, the timing of their realization. Failure to achieve these anticipated benefits could result in increased costs or decreases in the amount of expected revenues and could adversely affect the combined company’s future business, financial condition, operating results and prospects.

Current Brookdale and Emeritus shareholders will have a reduced ownership and voting interest after the Merger.

We expect to issue approximately 47 million shares of our common stock to Emeritus shareholders in the Merger. As a result of these issuances, current Brookdale and Emeritus shareholders are expected to hold approximately 73% and 27%, respectively, of the combined company’s outstanding common stock immediately following completion of the Merger.

Brookdale and Emeritus shareholders currently have the right to vote for their respective directors and on other matters affecting the applicable company. When the Merger occurs, each Emeritus shareholder that receives shares of our common stock will become a shareholder of Brookdale with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage ownership of Emeritus. Correspondingly, each of our shareholders will remain our shareholder with a percentage ownership of the combined company that will be smaller than the shareholder’s percentage of us prior to the Merger. As a result of these reduced ownership percentages, our shareholders will have less voting power in the combined company than they now have with respect to us, and former Emeritus shareholders will have less voting power in the combined company than they now have with respect to Emeritus.

Because the Exchange Ratio is fixed and the market price of shares of the Company’s common stock will fluctuate, Emeritus shareholders cannot be sure of the value of the Merger consideration they will receive.

Upon completion of the Merger, each outstanding share of Emeritus common stock will be converted into the right to receive 0.95 of a share of our common stock. The number of shares of our common stock to be issued pursuant to the Merger Agreement for each share of Emeritus common stock is fixed and will not change to reflect changes in the market price of our common stock or Emeritus common stock. Because the Exchange Ratio will not be adjusted to reflect any changes in the market value of our common stock or Emeritus common stock, the market value of our common stock issued in connection with the Merger and the Emeritus common stock surrendered in connection with the Merger may be higher or lower than the values of those shares on earlier dates. Stock price changes may result from, among other things, changes in the business, operations or prospects of us or Emeritus prior to or following the Merger, market reaction to the announcement of the Merger, market assessment of the likelihood that the Merger will be completed, litigation or regulatory considerations, general business, market, industry or economic conditions and other factors both within and beyond the control of us and Emeritus. The market price of our common stock at the time of completion of the Merger may vary significantly from the market prices of our common stock on the date the Merger Agreement was executed, the date the joint proxy statement/prospectus was filed and the date of the respective special shareholder meetings. Accordingly, at the time of the Emeritus special shareholder meeting, Emeritus shareholders will not know or be able to calculate the market value of the Merger consideration they will receive upon completion of the Merger.

Under the Merger Agreement, we are subject to very limited restrictions during the pendency of the Merger, including a restriction prohibiting us from initiating, soliciting or knowingly encouraging the submission of, or participating in any discussions or negotiations with respect to certain alternative transactions. In addition, we are not limited from pursuing certain strategic or financial transactions that do not constitute a “takeover proposal,” or that contemplate the purchase of the combined companies following the Merger. As a result, there is a risk that our business may change before or after the completion of the Merger, which may affect the value of Emeritus shares prior to the completion of the Merger and the value of our common stock held by Emeritus shareholders following the completion of the Merger.

The Merger Agreement limits each of our and Emeritus’ ability to pursue alternatives to the Merger, which could discourage a potential acquirer of either Emeritus or us from making an alternative transaction proposal and, in certain circumstances, could require us or Emeritus to pay to the other a significant termination fee.

Under the Merger Agreement, we and Emeritus are restricted, subject to limited exceptions, from pursuing or entering into alternative transactions in lieu of the Merger. In general, unless and until the Merger Agreement is terminated, both we and Emeritus are restricted from, among other things, soliciting, initiating, causing, knowingly encouraging or knowingly facilitating any inquiries or the making of any proposals from any person that is or is reasonably likely to lead to a takeover proposal. Each of our board of directors and the Emeritus Board is limited in its ability to change its recommendation with respect to the merger-related proposals. We and Emeritus each has the right to terminate the Merger Agreement and enter into an agreement with respect to a “superior proposal” only if specified conditions have been satisfied, including compliance with the non-solicitation provisions of the Merger Agreement, the expiration of certain waiting periods that may give the other party an opportunity to amend the Merger Agreement so the “superior proposal” is no longer a “superior proposal” and the payment of the required termination fee. These provisions could discourage a third party that may have an interest in acquiring all or a significant part of us or Emeritus from considering or proposing such an acquisition, even if such third party were prepared to pay consideration with a higher per share cash or market value than the consideration proposed to be received or realized in the Merger, or might result in a potential acquirer proposing to pay a lower price than it would otherwise have proposed to pay because of the added expense of the termination fee that may become payable.

The pro forma financial statements incorporated by reference in this prospectus supplement are presented for illustrative purposes only and may not be an indication of the combined company’s financial condition or results of operations following the Merger.

The pro forma financial statements incorporated by reference in this prospectus supplement are presented for illustrative purposes only, are based on various adjustments, assumptions and preliminary estimates and may not be an indication of the combined company’s financial condition or results of operations following the Merger for several reasons. See “Selected Unaudited Pro Forma Condensed Consolidated Financial Information” filed as Exhibit 99.1 to the current report on Form 8-K filed on May 27, 2014. The actual financial condition and results of operations of the combined company following the Merger may not be consistent with, or evident from, these pro forma financial statements. In addition, the assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect the combined company’s financial condition or results of operations following the Merger. Any potential decline in the combined company’s financial condition or results of operations may cause significant variations in the stock price of the combined company.

Following the Merger and related transactions, the combined company will have a large number of authorized but unissued shares.

Following the Merger and related transactions, including the proposed amendment to our Amended and Restated Certificate of Incorporation to increase the number of authorized shares, based on the shares of Emeritus common stock, the shares of Emeritus restricted stock and the shares subject to Emeritus stock options with an exercise price that is less than the implied dollar value of the per share consideration to be received in the Merger, in each case, outstanding as of the record date, the combined company will have approximately 172 million shares of common stock outstanding (excluding unvested restricted shares), leaving approximately 228 million authorized but unissued shares. The combined company will be able to issue these shares without shareholder approval, unless shareholder approval is required by applicable law or stock exchange rules. Issuing additional shares may dilute the interest of existing shareholders and cause the market price of the combined company’s common stock to decline. In addition, the combined company could use these authorized but unissued shares to make more difficult, and thereby discourage, an attempt to acquire control of the combined company, even though shareholders might deem such an acquisition desirable.

USE OF PROCEEDS

We will not receive any proceeds from the sale of our common stock by the selling stockholders.

PRICE RANGE OF OUR COMMON STOCK AND DIVIDENDS

Our common stock is listed for trading on the New York Stock Exchange, or the NYSE, under the symbol “BKD.” The following table sets forth the quarterly high and low sales prices of our common stock on the NYSE for the periods indicated during such periods:

	High	Low
Year ending December 31, 2011
First Quarter	$28.23	$20.90
Second Quarter	$28.30	$21.97
Third Quarter	$25.51	$12.27
Fourth Quarter	$17.54	$10.98
Year ending December 31, 2012
First Quarter	$19.96	$15.43
Second Quarter	$19.78	$14.99
Third Quarter	$23.97	$15.62
Fourth Quarter	$26.11	$21.28
Year ending December 31, 2013
First Quarter	$29.92	$25.04
Second Quarter	$30.31	$25.31
Third Quarter	$30.65	$24.42
Fourth Quarter	$30.00	$25.46
Year ending December 31, 2014
First Quarter	$34.37	$26.10
Second Quarter (through May 27, 2014)	$34.80	$29.50

On May 27, 2014, the closing sale price of our common stock as reported on the NYSE was $33.16 per share, and we had approximately 403 holders of record of our common stock.

Dividend Policy

On December 30, 2008, our Board of Directors voted to suspend our quarterly cash dividend indefinitely and no dividends were declared during the last five fiscal years. Although we anticipate that, over the longer-term, we may pay regular quarterly dividends to the holders of our common stock, over the near term we are focused on deploying capital in the growth of our business. Accordingly, we do not expect to pay cash dividends on our common stock for the foreseeable future.

Our ability to pay and maintain cash dividends in the future will be based on many factors, including then-existing contractual restrictions or limitations, our ability to execute our growth strategy, our ability to negotiate favorable lease and other contractual terms, anticipated operating expense levels, the level of demand for our units, occupancy rates, entrance fee sales results, the rates we charge, our liquidity position and actual results that may vary substantially from estimates. Some of the factors are beyond our control and a change in any such factor could affect our ability to pay or maintain dividends. We can give no assurance as to our ability to pay or maintain dividends in the future. We also cannot assure you that the level of dividends will be maintained or increase over time or that increases in demand for our units and monthly resident fees will increase our actual cash available for dividends to stockholders. As we have done in the past, we may also pay dividends in the future that exceed our net income for the relevant period as calculated in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

SELLING STOCKHOLDERS

The following table presents certain information regarding the beneficial ownership of our common stock outstanding as of May 23, 2014 to be sold in this offering by the selling stockholders. Please see the “Certain Relationships and Related Transactions” section of our Annual Report on Form 10-K/A, filed on April 30, 2014 with the SEC, which is incorporated by reference into this prospectus supplement and the accompanying prospectus, for a description of material relationships between us and the selling stockholders.

After this offering, the selling stockholders and other funds managed by affiliates of Fortress and various principals of Fortress will no longer own any of our common stock.

We have determined beneficial ownership in accordance with the rules of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the number of shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder’s name. The percentages of beneficial ownership set forth below are based on 125,393,366 shares of common stock outstanding on May 23, 2014 (excluding unvested restricted shares). Beneficial ownership representing less than 1% is denoted with an asterisk (*).

	Shares Beneficially Owned Prior to this Offering (1)		Shares Being Sold in the Offering	Shares Beneficially Owned After this Offering(1)
Name of Beneficial Owner(1)	Number(2)	Percentage(3)		Number(2)	Percentage(3)
Wesley R. Edens(5)	18,424,895	14.7%	18,424,895	—	—
Randal A. Nardone(6)	18,507,115	14.8%	18,507,115	—	—
Fortress Operating Entity I LP(4)	17,593,826	14.0%	17,593,826	—	—
Additional selling stockholders collectively holding less than 1% of the outstanding shares of our common stock prior to completion of the offering (2 selling stockholders)	83,200	*	83,200	—	—

(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	Consists of shares of common stock held, shares underlying share options exercisable within 60 days and shares underlying warrants exercisable within 60 days.
(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire shares of common stock and no exercise of options or warrants by any other person.
(4)

Includes 8,793,392 shares held by Fortress RIC Coinvestment Fund LP, 3,026,435 shares held by Fortress Investment Fund IV (Fund A) L.P., 1,222,077 shares held by Fortress Investment Fund IV (Fund B) L.P., 289,968 shares held by Fortress Investment Fund IV (Fund C) L.P., 1,810,004 shares held by Fortress Investment Fund IV (Fund D) L.P., 211,916 shares held by Fortress Investment Fund IV (Fund E) L.P., 95,084 shares held by Fortress Investment Fund IV (Fund F) L.P., 114,081 shares held by Fortress Investment Fund IV (Fund G) L.P., 790,673 shares held by Fortress Investment Fund IV (Coinvestment Fund A) L.P., 492,823 shares held by Fortress Investment Fund IV (Coinvestment Fund B) L.P., 98,164 shares held by Fortress Investment Fund IV (Coinvestment Fund C) L.P., 473,183 shares held by Fortress Investment Fund IV (Coinvestment Fund D) L.P., 40,635 shares held by Fortress Investment Fund IV

(Coinvestment Fund F) L.P. and 135,391 shares held by Fortress Investment Fund IV (Coinvestment Fund G) L.P. FIG LLC is the investment manager of Fortress RIC Coinvestment Fund LP, Fortress Investment Fund IV (Fund A) L.P., Fortress Investment Fund IV (Fund B) L.P., Fortress Investment Fund IV (Fund C) L.P., Fortress Investment Fund IV (Fund D) L.P., Fortress Investment Fund IV (Fund E) L.P., Fortress Investment Fund IV (Fund F) L.P., Fortress Investment Fund IV (Fund G) L.P., Fortress Investment Fund IV (Coinvestment Fund A) L.P., Fortress Investment Fund IV (Coinvestment Fund B) L.P., Fortress Investment Fund IV (Coinvestment Fund C) L.P., Fortress Investment Fund IV (Coinvestment Fund D) L.P., Fortress Investment Fund IV (Coinvestment Fund F) L.P., and Fortress Investment Fund IV (Coinvestment Fund G) L.P. Fortress Operating Entity I LP (“FOE I”) is the sole managing member of FIG LLC. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC (“Fortress”). By virtue of their ownership interests in Fortress and certain of its affiliates, Wesley R. Edens and Randal A. Nardone, members of our Board of Directors, may be deemed to beneficially own the shares listed as beneficially owned by Fortress and/or certain of its affiliates. Messrs. Edens and Nardone disclaim beneficial ownership of such shares except to the extent of their respective pecuniary interests therein. Mr. Edens directly owns and has sole dispositive power over 831,069 shares. Mr. Nardone directly owns and has sole dispositive power over 913,289 shares. As a result of being parties to the Fortress Stockholders Agreement, the affiliates of Fortress and Messrs. Edens and Nardone may be deemed to be a group within the meaning of Section 13(d)(3) of the Exchange Act and to be the beneficial owners of 19,421,384 shares. The address for each of Fortress and the other parties listed above is 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.
(5)	Includes 831,069 shares held by Mr. Edens and other ownership as set forth in Footnote 4.
(6)	Includes 913,289 shares held by Mr. Nardone and other ownership as set forth in Footnote 4.

MATERIAL U.S. FEDERAL INCOME AND ESTATE TAX

CONSIDERATIONS TO NON-U.S. HOLDERS

The following discussion is a summary of the anticipated material U.S. federal income tax considerations generally applicable to the purchase, ownership and disposition of our common stock by Non-U.S. Holders (as defined below). This summary deals only with our common stock held as capital assets by holders who purchase common stock in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common stock by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as:

•	dealers in securities or currencies;

•	financial institutions;

•	regulated investment companies;

•	real estate investment trusts;

•	tax-exempt entities;

•	insurance companies;

•	persons holding common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	partnerships or entities or arrangements treated as a partnership or other pass-through entity for U.S. federal tax purposes (or investors therein); or

•	U.S. Holders (as defined below).

Furthermore, this summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any state, local or non-U.S. tax considerations.

For purposes of this summary, a “U.S. Holder” means a beneficial owner of our common stock that is for U.S. federal income tax purposes one of the following:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States or any state thereof or the District of Columbia;

•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if it (i) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds our common stock, the U.S. federal income tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding our common stock, we particularly urge you to consult your tax advisors.

If you are considering the purchase of our common stock, we urge you to consult your tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common stock, as well as any consequences to you arising under state, local and non-U.S. tax laws.

The following discussion applies only to Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner of our common stock (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder. Special rules may apply to you if you are a “controlled foreign corporation” or a “passive foreign investment company”, or are otherwise subject to special treatment under the Code. Any such holders should consult their tax advisors to determine the U.S. federal, state, local and non-U.S. income and other tax consequences that may be relevant to them.

Dividends

Dividends paid to you (to the extent paid out of our current or accumulated earnings and profits, as determined for U.S. federal income tax purposes) generally will be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable tax treaty. However, dividends that are effectively connected with a trade or business you conduct within the United States, or, if certain tax treaties apply, are attributable to a permanent establishment you maintain in the United States, are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax on a net income basis at the applicable graduated individual or corporate rates. Special certification and disclosure requirements must be satisfied for effectively connected income to be exempt from withholding. If you are a corporation, any such effectively connected dividends that you receive may be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

If you wish to claim the benefit of an applicable treaty rate for dividends paid on our common stock, you must provide the withholding agent with a properly executed IRS Form W-8BEN, claiming an exemption from or reduction in withholding under the applicable income tax treaty.

If you are eligible for a reduced rate of U.S. federal withholding tax pursuant to an applicable income tax treaty, you may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Taxable Disposition of Common Stock

You generally will not be subject to U.S. federal income tax with respect to gain recognized on a sale, exchange or other taxable disposition of shares of our common stock unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to a permanent establishment you maintain in the United States;

•	if you are an individual and hold shares of our common stock as a capital asset, you are present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and certain other requirements are met; or

•	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding such disposition and your holding period in the common stock, and (i) you beneficially own, or have owned, more than 5% of the total fair market value of our common stock at any time during the five-year period preceding such disposition, or (ii) our common stock has ceased to be traded on an established securities market prior to the beginning of the calendar year in which the sale or disposition occurs.

If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other taxable disposition at applicable graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will generally be subject to a flat

30% tax on any gain derived from the sale, exchange or other taxable disposition that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain at applicable graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30% or at such lower rate as may be specified by an applicable income tax treaty, subject to adjustments.

We believe that we may be a “United States real property holding corporation” for U.S. federal income tax purposes. Generally, a corporation is a U.S. real property holding corporation if the fair market value of its U.S. real property interests, as defined in the Code and applicable Treasury regulations, equals or exceeds 50% of the aggregate fair market value of its worldwide real property interests and its other assets used or held for use in a trade or business. If we are a United States real property holding corporation and you are a holder of greater than 5% of the total fair market value of our common stock, you should consult your tax advisor.

Foreign Account Tax Compliance Act

After June 30, 2014, withholding at a rate of 30% will be required on dividends in respect of, and, after December 31, 2016, withholding at a rate of 30% will be required on gross proceeds from the sale or other disposition of, our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution enters into an agreement with the U.S. Treasury Department to report, on an annual basis, information with respect to interests in, and accounts maintained by, the institution that are owned by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments. An intergovernmental agreement between the United States and an applicable foreign country, or future Treasury regulations, may modify these requirements. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of, and gross proceeds from the sale or other disposition of, our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions will be subject to withholding at a rate of 30%, unless such entity either (i) certifies that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners.” Prospective investors should consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.

U.S. Federal Estate Tax

Shares of our common stock held by an individual Non-U.S. Holder at the time of his or her death will be included in such Non-U.S. Holder’s gross estate for U.S. federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

You may be subject to information reporting and backup withholding with respect to any dividends on, and the proceeds from dispositions of, our common stock paid to you, unless you comply with certain reporting procedures (usually satisfied by providing an IRS Form W-8BEN) or otherwise establish an exemption. Additional rules relating to information reporting requirements and backup withholding with respect to the payment of proceeds from the disposition of shares of our common stock will apply as follows:

•	If the proceeds are paid to or through the U.S. office of a broker (U.S. or foreign), they generally will be subject to backup withholding and information reporting, unless you certify that you are not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption;

•	If the proceeds are paid to or through a non-U.S. office of a broker that is not a U.S. person and is not a foreign person with certain specified U.S. connections, or a U.S. Related Person, they will not be subject to backup withholding or information reporting; and

•	If the proceeds are paid to or through a non-U.S. office of a broker that is a U.S. person or a U.S. Related Person, they generally will be subject to information reporting (but not backup withholding), unless you certify that you are not a U.S. person under penalties of perjury (usually on an IRS Form W-8BEN) or otherwise establish an exemption.

In addition, the amount of any dividends paid to you and the amount of tax, if any, withheld from such payment generally must be reported annually to you and the IRS. The IRS may make such information available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished by you to the IRS. Non-U.S. Holders should consult their tax advisors regarding the filing of a U.S. tax return for claiming a refund of such backup withholding.

UNDERWRITING

Subject to the terms and conditions set forth in an underwriting agreement among us, the selling stockholders and Morgan Stanley & Co. LLC, as the underwriter, the selling stockholders have agreed to sell to the underwriter, and the underwriter has agreed to purchase from the selling stockholders, all of the shares of common stock offered by the selling stockholders in this prospectus supplement.

We and the selling stockholders have agreed to indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriter may be required to make in respect of those liabilities.

The underwriter is offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by its counsel, including the validity of the shares, and other conditions contained in the underwriting agreement, such as the receipt by the underwriter of officer’s certificates and legal opinions. The underwriter reserves the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Commissions and Discounts

Shares of common stock sold by the underwriter to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any shares sold by the underwriter to securities dealers may be sold at a discount of up to $0.50 per share from the public offering price. Sales of shares made outside the United States may be made by affiliates of the underwriter. If all the shares of common stock are not sold at the public offering price, the underwriter may change the offering price and the other selling terms. Upon execution of the underwriting agreement, the underwriter will be obligated to purchase the shares at the price and upon the terms stated therein.

The following table shows the per share and total underwriting discounts and commissions the selling stockholders will pay to the underwriter.

Underwriting Discount
Per share	$1.00
Total	$19,421,384

The expenses of the offering, not including the underwriting discount, are estimated at $300,000 and are payable by us.

No Sales of Similar Securities

We, our executive officers and directors have agreed, with certain limited exceptions, not to sell or transfer any common stock or securities convertible into, exchangeable for, exercisable for, or repayable with common stock, for 30 days after the date of this prospectus supplement without first obtaining the written consent of the underwriter. Specifically, we and each of these other persons have agreed, with certain limited exceptions, not to directly or indirectly:

•	offer, pledge, sell or contract to sell any common stock;

•	sell any option or contract to purchase any common stock;

•	purchase any option or contract to sell any common stock;

•	grant any option, right or warrant for the sale of any common stock;

•	lend or otherwise dispose of or transfer any common stock;

•	request or demand that we file a registration statement related to the common stock; or

•	enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

New York Stock Exchange Listing

The shares are listed on the NYSE under the symbol “BKD.”

Price Stabilization and Short Positions

Until the distribution of the shares is completed, SEC rules may limit the underwriter and selling group members from bidding for and purchasing our common stock. However, the underwriter may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

In connection with the offering, the underwriter may purchase and sell our common stock in the open market. These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriter of a greater number of shares than it is required to purchase in the offering. Stabilizing transactions consist of various bids for or purchases of shares of common stock made by the underwriter in the open market prior to the completion of the offering.

Similar to other purchase transactions, the underwriter’s purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor the underwriter make any representation that the underwriter will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Offer, Sale and Distribution of Shares

In connection with the offering, the underwriter or securities dealers may distribute this prospectus supplement and the accompanying prospectus by electronic means, such as e-mail. In addition, the underwriter may facilitate Internet distribution for this offering to certain of its Internet subscription customers. The underwriter may allocate a limited number of shares for sale to its online brokerage customers. An electronic prospectus supplement and the accompanying prospectus are available on the Internet websites maintained by the underwriter. Other than the prospectus supplement and the accompanying prospectus in electronic format, the information on websites is not part of this prospectus supplement or the accompanying prospectus.

Other Relationships

The underwriter and its affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for the Company, for which they received or will receive customary fees and expenses.

Selling Restrictions

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), the underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”), it has not made and will not make an offer to the public of the common stock which is the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in that Relevant Member State other than:

•	to legal entities which are qualified investors as defined in the Prospectus Directive;

•	to fewer than 100, or, if the Relevant Member State has implemented the relevant provisions of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive; or

•	in any other circumstances falling within Article 3(2) of the Prospectus Directive;

provided that no such offer of the common stock will require the Company, the selling stockholders or the underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, (1) the expression an “offer to the public” in relation to any common stock in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common stock to be offered so as to enable an investor to decide to purchase or subscribe for the common stock, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, (2) the expression “Prospectus Directive” means Directive 2003/71/EC (and amendments thereto, including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State), and includes any relevant implementing measure in each Relevant Member State, and (3) the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Notice to Prospective Investors in the United Kingdom

The underwriter has represented, warranted and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the common stock which is the subject of the offering contemplated by this prospectus supplement and the accompanying prospectus in circumstances in which Section 21(1) of the FSMA does not apply to the Company or the selling stockholder; and

•	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in Hong Kong

The common stock may not be offered or sold by means of any document other than (1) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), (2) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder or (3) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap. 32, Laws of Hong Kong), and no advertisement, invitation or document relating to the common stock may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common stock which is or is intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The common stock has not been and will not be registered under the Financial Instruments and Exchange Law of Japan (Act No. 25 of 1948, as amended; the “Financial Instruments and Exchange Law”) and the underwriter has agreed that it will not offer or sell any of the common stock, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

This prospectus supplement and the accompanying prospectus have not been registered as prospectuses with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus, any related free writing prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common stock may not be circulated or distributed, nor may the common stock be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (1) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (2) to a relevant person pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (3) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common stock is subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust will not be transferable for 6 months after that corporation or that trust has acquired the common stock under Section 275 except: (1) to an institutional investor under Section 275(2) of the SFA, or any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA; (2) where no consideration is given for the transfer; (3) where the transfer is by operation of law; or (4) as specified in Section 276(7) of the SFA.

LEGAL MATTERS

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Willkie Farr & Gallagher LLP is representing the underwriter in this offering. Skadden, Arps, Slate, Meagher & Flom LLP also represents us and Fortress on a variety of past and current matters.

EXPERTS

The consolidated financial statements of Brookdale Senior Living Inc. appearing in Brookdale Senior Living Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 (including the schedule appearing therein) and the effectiveness of Brookdale Senior Living Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Emeritus and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2013 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, an independent registered public accounting firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, http://www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Brookdale Senior Living Inc.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC pursuant to which the common stock is being offered by this prospectus supplement. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus supplement, and information filed with the SEC subsequent to this prospectus supplement and prior to the termination of the offering referred to in this prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus supplement and the accompanying prospectus the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on March 3, 2014, as amended by our Annual Report on Form 10-K/A for the year ended December 31, 2013, which was filed on April 30, 2014 with the SEC;

•	our Quarterly Report on Form 10-Q for the period ended March 31, 2014, which was filed on May 12, 2014 with the SEC;

•	our Current Reports on Form 8-K filed on February 21, 2014, April 23, 2014, April 25, 2014 and May 27, 2014 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act), and

•	the description of our common stock set forth in our registration statement on Form 8-A filed on October 11, 2005, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus supplement and the date all of the securities offered hereby are sold or this offering is otherwise terminated, with the exception of any information furnished under Item 2.02 or Item 7.01 of Form 8-K (including any related exhibits), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus supplement from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus supplement is delivered, a copy of any and all of the documents which are incorporated by reference into this prospectus supplement but not delivered with this prospectus supplement (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Brookdale Senior Living Inc., Attn: Secretary

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

(615) 221-2250

PROSPECTUS

BROOKDALE SENIOR LIVING INC.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

We may offer and sell, from time to time in one or more offerings, any combination of common stock, preferred stock and debt securities on terms to be determined at the time of offering. The selling stockholders may also offer and sell, from time to time, up to 20,091,326 shares of our common stock. We will not receive any of the proceeds from the sale of our common stock by selling stockholders.

This prospectus describes some of the general terms that may apply to these securities. We will provide the specific prices and terms of these securities in one or more supplements to this prospectus at the time of the offering. You should read this prospectus and the accompanying prospectus supplement carefully before you make your investment decision.

We or the selling stockholders may offer and sell these securities through underwriters, dealers or agents or directly to purchasers, on a continuous or delayed basis. The securities may also be resold by selling stockholders. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

This prospectus may not be used to sell securities unless accompanied by a prospectus supplement.

Our common stock is listed on the New York Stock Exchange, or the NYSE, under the trading symbol “BKD.” Each prospectus supplement will indicate if the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. You should read the section entitled “Risk Factors ” beginning on page 2 before buying our securities. This information may also be included in any supplement and/or may be incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or the accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is June 7, 2011.

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ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form S-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well known seasoned issuer” as defined in Rule 405 under the Securities Act. Under the shelf process, we may sell any combination of the securities described in this prospectus in one or more offerings, and any selling stockholder named in a prospectus supplement may offer from time to time, in one or more offerings, shares of our common stock.

This prospectus only provides you with a general description of the securities we and the selling stockholders may offer. Each time we or any selling stockholders sell securities described in the prospectus we will provide a supplement to this prospectus that will contain specific information about the terms of that offering, including the specific amounts, prices and terms of the securities offered. The prospectus supplement may also add, update or change information contained in this prospectus. You should carefully read both this prospectus and any accompanying prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the selling stockholders have authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

This prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement as permitted by the rules and regulations of the SEC. For further information, we refer you to the registration statement on Form S-3, including its exhibits. We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, or the Exchange Act, and, therefore, file reports and other information with the SEC. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are only summaries. If SEC rules require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for its complete contents.

You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of each document. Our business, financial condition, results of operations and prospects may have changed since then.

In this prospectus, unless otherwise specified or the context requires otherwise, we use the terms “Brookdale,” the “Company,” “we,” “us” and “our” to refer to Brookdale Senior Living Inc. and its direct and indirect subsidiaries, except where it is clear that the term refers only to the parent company.

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SUMMARY

This is only a summary and may not contain all the information that is important to you. You should carefully read both this prospectus and any accompanying prospectus supplement and any other offering materials, together with the additional information described under the heading “Where You Can Find More Information.”

Brookdale Senior Living Inc.

Brookdale Senior Living Inc. is a leading owner and operator of senior living communities throughout the United States. The Company provides an exceptional living experience through properties that are designed, purpose-built and operated to provide the highest quality service, care and living accommodations for residents. The Company owns, leases and operates retirement centers, assisted living and dementia-care communities and continuing care retirement centers, or CCRCs.

As of March 31, 2011, we were the largest operator of senior living communities in the United States based on total capacity, with 558 communities in 33 states and the ability to serve over 51,000 residents. As of March 31, 2011, we operated in four business segments: retirement centers, assisted living, CCRCs and management services.

As of March 31, 2011, we operated 75 retirement center communities with 14,199 units, 428 assisted living communities with 21,177 units, 36 CCRCs with 12,002 units and 19 communities with 3,784 units where we provide management services for third parties. The majority of our units are located in campus settings or communities containing multiple services, including CCRCs. For the quarter ended March 31, 2011, the weighted average occupancy rate for our owned/leased communities was 87.2%. For the quarter ended March 31, 2011, 44.4% of our revenues were generated from owned communities, 55.4% from leased communities and 0.2% from management fees from communities we operate on behalf of third parties. We generate approximately 79.1% of our revenues from private pay customers.

Our principal executive offices are located at 111 Westwood Place, Suite 400, Brentwood, Tennessee 37027 and our telephone number at that address is (615) 221-2250. Our website address is www.brookdaleliving.com. The information on, or accessible through, our website is not part of this prospectus and should not be relied upon in connection with making any investment decision with respect to the securities offered by this prospectus.

RISK FACTORS

You should consider the specific risks described in our Annual Report on Form 10-K for the year ended December 31, 2010, the risk factors described under the caption “Risk Factors” in any applicable prospectus supplement and any risk factors set forth in our other filings with the SEC, before making an investment decision. Each of the risks described in these documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment. See “Where You Can Find More Information” beginning on page 13 of this prospectus.

USE OF PROCEEDS

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of securities for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of the offered securities in an applicable prospectus supplement relating to the offered securities.

We will not receive any proceeds in the event that the securities are sold by a selling stockholder.

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS

The following table sets forth our consolidated ratio of earnings to combined fixed charges and preferred dividends for the periods indicated:

Three Months Ended March 31, 2011	Years Ended December 31,
	2010	2009	2008	2007	2006
(1)	(1)	(1)	(1)	(1)	(1)

(1)	Earnings for the three months ended March 31, 2011 and the years ended December 31, 2010, 2009, 2008, 2007 and 2006 were less than one-to-one to cover fixed charges. The coverage deficiencies were $23.7 million, $79.9 million, $100.1 million, $452.9 million, $257.2 million and $140.6 million, respectively.

For purposes of the ratio, “earnings” means the sum of:

•	our pre-tax income from continuing operations, before adjustments for minority interests in consolidated subsidiaries or income or loss from equity investees;

•	any distributed income we receive from less-than-fifty-percent-owned companies; and

•	our fixed charges, excluding capitalized interest, and preferred stock dividend requirements of our consolidated subsidiaries.

“Fixed charges and preferred stock dividends” means the sum of:

•	the interest we pay on borrowed funds;

•	the preferred stock dividend requirements of our consolidated subsidiaries;

•	the amount we amortize for debt discount, premium, and issuance expense;

•	an estimate of the interest within rent expense; and

•	our preferred stock dividend requirements, increased to an amount representing the pre-tax earnings required to cover such dividend requirements based on our effective income tax rates.

DESCRIPTION OF CAPITAL STOCK

General

As of the date of this prospectus, our authorized capital stock consists of:

•	200,000,000 shares of common stock, par value $0.01 per share; and

•	50,000,000 shares of preferred stock, par value $0.01 per share.

As of June 3, 2011, there were outstanding 121,959,031 shares of common stock (excluding unvested restricted shares) and no outstanding shares of preferred stock. All of the shares of common stock outstanding on the date of this prospectus are validly issued, fully paid and non-assessable under the Delaware General Corporation Law, or the DGCL.

Set forth below is a summary description of the material terms of our capital stock. This description is qualified in its entirety by reference to our amended and restated certificate of incorporation and amended and restated by-laws.

Common Stock

Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Except as provided with respect to any other class or series of stock, the holders of our common stock possess the exclusive right to vote for the election of directors and for all other purposes. The amended and restated certificate of incorporation does not provide for cumulative voting in the election of directors. Pursuant to our Stockholders Agreement, dated as of November 28, 2005, by and among the Company and the stockholders named therein, as amended, supplemented or modified from time to time, or our Stockholders Agreement, so long as the Fortress Stockholders and their Permitted Transferees (in each case, as defined therein) beneficially own (i) less than 25% but more than 10% of the voting power of the Company, FIG LLC, an affiliate of Fortress Investment Group LLC, or Fortress, shall be entitled to designate two directors, and (ii) less than 10% but more than 5% of the voting power of the Company, FIG LLC shall be entitled to designate one director. Our Stockholders Agreement requires that each of our stockholders party to our Stockholders Agreement shall vote or cause to be voted all of their voting shares for the directors nominated as described above. As of the date of this prospectus, Fortress and various principals of Fortress, in the aggregate, beneficially own approximately 16.5% of the voting power of the Company. As a result, FIG LLC is currently entitled to designate two members of our board of directors.

Subject to any preference rights of holders of our preferred stock that the Company may issue in the future, the holders of our common stock are entitled to receive dividends, if any, declared from time to time by our board of directors out of legally available funds. In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of our holders of preferred stock to prior distribution.

The holders of common stock have no preemptive, subscription, redemption or conversion rights. Any shares of common stock sold under this prospectus will be fully paid and non-assessable upon issuance against full payment of the purchase price for such shares.

Our common stock is listed on the NYSE under the symbol “BKD.” As of June 6, 2011, the closing price per share of our common stock on the NYSE was $23.11, and we had approximately 475 holders of record of our common stock.

Preferred Stock

The board of directors has the authority, without action by our stockholders, to issue preferred stock and to fix voting powers for each class or series of preferred stock, and to provide that any class or series may be subject to redemption, entitled to receive dividends, entitled to rights upon dissolution or convertible into, or exchangeable for, shares of any other class or classes of capital stock. The rights with respect to a series or class of preferred stock may be greater than the rights attached to our common stock. It is not possible to state the actual effect of the issuance of any shares of our preferred stock on the rights of holders of our common stock until our board of directors determines the specific rights attached to that preferred stock. The effect of issuing preferred stock could include one or more of the following:

•	restricting dividends in respect of our common stock;

•	diluting the voting power of our common stock or providing that holders of preferred stock have the right to vote on matters as a class;

•	impairing the liquidation rights of our common stock; or

•	delaying or preventing a change of control of us.

Anti-Takeover Effects of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

The following is a summary of certain provisions of our amended and restated certificate of incorporation and amended and restated by-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares.

Authorized but Unissued Shares

The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without approval by our stockholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of our common stock and our preferred stock could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, merger or otherwise.

Delaware Business Combination Statute

We are organized under Delaware law. Some provisions of Delaware law may delay or prevent a transaction that would cause a change in our control.

Our amended and restated certificate of incorporation provides that Section 203 of the DGCL, an anti-takeover law, will not apply to us. In general, this statute prohibits a publicly held Delaware corporation from engaging in a business combination with an interested stockholder for a period of three years after the date of the transaction by which that person became an interested stockholder, unless the business combination is approved in a prescribed manner. For purposes of Section 203, a business combination includes a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder, and an interested stockholder is a person who, together with affiliates and associates, owns, or within three years prior, did own, 15% or more of voting stock.

Other Provisions of Our Amended and Restated Certificate of Incorporation and Our Amended and Restated By-laws

Certain provisions of our amended and restated certificate of incorporation may make a change in control of the Company more difficult to effect. Our amended and restated certificate of incorporation provides for a staggered board of directors consisting of three classes of directors. Directors of each class are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors will be elected by our stockholders. The current terms of the Class I, Class II and Class III directors will expire at the annual meetings of stockholders to be held in 2011, 2013 and 2012, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. Additionally, there is no cumulative voting in the election of directors. The classified board provision could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our stockholders. In addition, our amended and restated by-laws provide that directors may be removed only for cause and only with the affirmative vote of at least 80% of the voting interest of stockholders entitled to vote.

Pursuant to our amended and restated certificate of incorporation, shares of our preferred stock may be issued from time to time, and the board of directors is authorized to determine and alter all rights, preferences, privileges, qualifications, limitations and restrictions without limitation. See “—Preferred Stock.” Our amended and restated by-laws also provide that our stockholders are specifically denied the ability to call a special meeting of the stockholders. Advance notice must be provided by our stockholders to nominate persons for election to our board of directors as well as to propose actions to be taken at an annual meeting.

Limitations on Liability and Indemnification of Directors and Officers

Our amended and restated certificate of incorporation and amended and restated by-laws provide that our directors will not be personally liable to us or our stockholders for monetary damages for breach of a fiduciary duty as a director, except for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	liability under Delaware corporate law for an unlawful payment of dividends or an unlawful stock purchase or redemption of stock; or

•	any transaction from which the director derives an improper personal benefit.

Our amended and restated certificate of incorporation allows us to indemnify our directors and officers to the fullest extent permitted by Delaware law.

We have entered into indemnification agreements with each of our directors and executive officers. These provisions and agreements may have the practical effect in some cases of eliminating our stockholders’ ability to collect monetary damages from our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, or the Securities Act, may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Corporate Opportunity

Under Article Eight of our amended and restated certificate of incorporation, FIT-ALT Investor LLC, Fortress Brookdale Acquisition LLC, Fortress Investment Trust II, Fortress Registered Investment Trust, Fortress Brookdale Investment Fund LLC and Health Partners and, in each case, their respective subsidiaries and affiliates, other than us (collectively, the “Significant Stockholders”), have the right to, and have no duty to abstain from exercising such right to, engage or invest, directly or indirectly, in the same, similar or related business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If the Significant Stockholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our stockholders or affiliates. We have renounced any interest or expectancy in, or in being offered an opportunity to participate in, such corporate opportunities in accordance with Section 122(17) of the DGCL.

In the event that any of our directors and officers who is also a director, officer or employee of any of our Significant Stockholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is deemed to have fully satisfied such person’s fiduciary duty and is not liable to us if any of the Significant Stockholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company, LLC. The telephone number of American Stock Transfer & Trust Company, LLC is (718) 921-8200.

DESCRIPTION OF DEBT SECURITIES

We may offer secured or unsecured debt securities which may be senior, subordinated or junior subordinated, and which may be convertible. We may issue debt securities in one or more series.

The following description briefly sets forth certain general terms and provisions of the debt securities. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which these general provisions may apply to the debt securities, will be described in the applicable prospectus supplement. The form of indenture is filed as an exhibit to the registration statement of which this prospectus forms a part. The terms of the debt securities will include those set forth in the indenture, any related securities documents and those made a part of the indenture by the Trust Indenture Act of 1939. You should read the summary below, the applicable prospectus supplement and the provisions of the indenture and any related security documents, if any, in their entirety before investing in our debt securities. Capitalized terms used in the summary have the meanings specified in the indenture.

The prospectus supplement relating to any series of debt securities that we may offer will contain the specific terms of the debt securities. These terms may include the following:

•	the title and aggregate principal amount of the debt securities;

•	whether the debt securities will be senior, subordinated or junior subordinated;

•	whether the debt securities will be secured or unsecured;

•	applicable subordination provisions, if any;

•	whether the debt securities are convertible or exchangeable into other securities;

•	the percentage or percentages of principal amount at which such debt securities will be issued;

•	the interest rate(s) or the method for determining the interest rate(s);

•	the dates on which interest will accrue or the method for determining dates on which interest will accrue and dates on which interest will be payable;

•	the maturity date;

•	redemption or early repayment provisions;

•	authorized denominations;

•	form;

•	amount of discount or premium, if any, with which such debt securities will be issued;

•	whether such debt securities will be issued in whole or in part in the form of one or more global securities;

•	the identity of the depositary for global securities;

•	whether a temporary security is to be issued with respect to such series and whether any interest payable prior to the issuance of definitive securities of the series will be credited to the account of the persons entitled thereto;

•	the terms upon which beneficial interests in a temporary global security may be exchanged in whole or in part for beneficial interests in a definitive global security or for individual definitive securities;

•	any covenants applicable to the particular debt securities being issued;

•	any defaults and events of default applicable to the particular debt securities being issued;

•	the guarantors of each series, if any, and the extent of the guarantees (including provisions relating to seniority, subordination, security and release of the guarantees), if any;

•	any applicable subordination provisions for any subordinated debt securities;

•	any restriction or condition on the transferability of the debt securities;

•	the currency, currencies or currency units in which the purchase price for, the principal of and any premium and any interest on, such debt securities will be payable;

•	the time period within which, the manner in which and the terms and conditions upon which the purchaser of the debt securities can select the payment currency;

•	the securities exchange(s) on which the securities will be listed, if any;

•	whether any underwriter(s) will act as market maker(s) for the securities;

•	the extent to which a secondary market for the securities is expected to develop;

•	our obligation or right to redeem, purchase or repay debt securities under a sinking fund, amortization or analogous provision;

•	provisions relating to covenant defeasance and legal defeasance;

•	provisions relating to satisfaction and discharge of the indenture;

•	provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture; and

•	additional terms not inconsistent with the provisions of the indenture.

General

We may sell the debt securities, including original issue discount securities, at par or at a substantial discount below their stated principal amount. Unless we inform you otherwise in a prospectus supplement, we may issue additional debt securities of a particular series without the consent of the holders of the debt securities of such series outstanding at the time of issuance. Any such additional debt securities, together with all other outstanding debt securities of that series, will constitute a single series of securities under the indenture. In addition, we will describe in the applicable prospectus supplement, material U.S. federal income tax considerations and any other special considerations for any debt securities we sell which are denominated in a currency or currency unit other than U.S. dollars. Unless we inform you otherwise in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange.

We expect most debt securities to be issued in fully registered form without coupons and in denominations of $2,000 and any integral multiples thereof. Subject to the limitations provided in the indenture and in the prospectus supplement, debt securities that are issued in registered form may be transferred or exchanged at the corporate office of the trustee or the principal corporate trust office of the trustee, without the payment of any service charge, other than any tax or other governmental charge payable in connection therewith.

Global Securities

Unless we inform you otherwise in the applicable prospectus supplement, the debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depositary identified in the applicable prospectus supplement. Global securities will be issued in registered form and in either temporary or definitive form. Unless and until it is exchanged in whole or in part for the individual debt securities, a global security may not be transferred except as a whole by the depositary for such global security to a nominee of such depositary or by a nominee of such depositary to such depositary or another nominee of such depositary or by such depositary or any such nominee to a successor of such depositary or a nominee of such successor. The specific terms of the depositary arrangement with respect to any debt securities of a series and the rights of and limitations upon owners of beneficial interests in a global security will be described in the applicable prospectus supplement.

Governing Law

The indenture and the debt securities shall be construed in accordance with and governed by the laws of the State of New York.

SELLING STOCKHOLDERS

This prospectus relates to the possible resale by certain affiliates of Fortress, who we refer to as the “selling stockholders” in this prospectus, of up to 20,091,326 shares of our common stock, which shares were acquired in a series of private transactions in 2005 and thereafter. Information about the potential selling stockholders who offer securities under the registration statement of which this prospectus is a part will be set forth in prospectus supplements, post-effective amendments and/or filings we make with the SEC under the Exchange Act that are incorporated by reference.

PLAN OF DISTRIBUTION

We or any selling stockholders may sell the applicable securities offered by this prospectus from time to time in one or more transactions, including without limitation:

•	directly to one or more purchasers;

•	through agents;

•	to or through underwriters, brokers or dealers;

•	through a combination of any of these methods.

A distribution of the securities offered by this prospectus may also be effected through the issuance of derivative securities, including without limitation, warrants, subscriptions, exchangeable securities, forward delivery contracts and the writing of options.

In addition, the manner in which we may sell some or all of the securities covered by this prospectus and the manner in which the selling stockholders may sell the common stock, include, without limitation, through:

•	a block trade in which a broker-dealer will attempt to sell as agent, but may position or resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers; or

•	privately negotiated transactions.

We or the selling stockholders may also enter into hedging transactions. For example, we or any selling stockholder may:

•	enter into transactions with a broker-dealer or affiliate thereof in connection with which such broker-dealer or affiliate will engage in short sales of the common stock pursuant to this prospectus, in which case such broker-dealer or affiliate may use shares of common stock received from us or the selling stockholders, as applicable, to close out its short positions;

•	sell securities short and redeliver such shares to close out our or the selling stockholders’ short positions;

•	enter into option or other types of transactions that require us or the selling stockholders, as applicable, to deliver common stock to a broker-dealer or an affiliate thereof, who will then resell or transfer the common stock under this prospectus; or

•	loan or pledge the common stock to a broker-dealer or an affiliate thereof, who may sell the loaned shares or, in an event of default in the case of a pledge, sell the pledged shares pursuant to this prospectus.

In addition, we or any selling stockholders may enter into derivative or hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. In connection with such a transaction, the third parties may sell the applicable securities covered by and pursuant to this prospectus and an applicable prospectus supplement or pricing supplement, as the case may be. If so, the third party may use securities borrowed from us or any selling stockholder or others to settle such sales and may use securities received from us or any selling stockholder to close out any related short positions. We or any selling stockholder may also loan or pledge securities covered by this prospectus and an applicable prospectus supplement to third parties, who may sell the loaned securities or, in an event of default in the case of a pledge, sell the pledged securities pursuant to this prospectus and the applicable prospectus supplement or pricing supplement, as the case may be.

A prospectus supplement with respect to each offering of securities will state the terms of the offering of the securities, including:

•	the name or names of any underwriters or agents and the amounts of securities underwritten or purchased by each of them, if any;

•	the public offering price or purchase price of the securities and the net proceeds to be received by us from the sale;

•	any delayed delivery arrangements;

•	any underwriting discounts or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or markets on which the securities may be listed.

The offer and sale of the securities described in this prospectus by us, any selling stockholder, the underwriters or the third parties described above may be effected from time to time in one or more transactions, including privately negotiated transactions, either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices related to the prevailing market prices; or

•	at negotiated prices.

General

Any public offering price and any discounts, commissions, concessions or other items constituting compensation allowed or reallowed or paid to underwriters, dealers, agents or remarketing firms may be changed from time to time. Any selling stockholders, underwriters, dealers, agents and remarketing firms that participate in the distribution of the offered securities may be “underwriters” as defined in the Securities Act. Any discounts or commissions they receive from us or any selling stockholder and any profits they receive on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. We or the selling stockholders will identify any underwriters, agents or dealers and describe their commissions, fees or discounts in the applicable prospectus supplement or pricing supplement, as the case may be.

Underwriters and Agents

If underwriters are used in a sale, they will acquire the offered securities for their own account. The underwriters may resell the offered securities in one or more transactions, including negotiated transactions. These sales may be made at a fixed public offering price or prices, which may be changed, at market prices prevailing at the time of the sale, at prices related to such prevailing market price or at negotiated prices. We or the selling stockholders may offer the securities to the public through an underwriting syndicate or through a single underwriter. The underwriters in any particular offering will be mentioned in the applicable prospectus supplement or pricing supplement, as the case may be.

Unless otherwise specified in connection with any particular offering of securities, the obligations of the underwriters to purchase the offered securities will be subject to certain conditions contained in an underwriting agreement that we or the selling stockholders will enter into with the underwriters at the time of the sale to them. The underwriters will be obligated to purchase all of the securities of the series offered if any of the securities are purchased, unless otherwise specified in connection with any particular offering of securities. Any initial offering price and any discounts or concessions allowed, reallowed or paid to dealers may be changed from time to time.

We or the selling stockholders may designate agents to sell the offered securities. Unless otherwise specified in connection with any particular offering of securities, the agents will agree to use their best efforts to solicit purchases for the period of their appointment. We or the selling stockholders may also sell the offered securities to one or more remarketing firms, acting as principals for their own accounts or as agents for us or any selling stockholder. These firms will remarket the offered securities upon purchasing them in accordance with a redemption or repayment pursuant to the terms of the offered securities. A prospectus supplement or pricing supplement, as the case may be will identify any remarketing firm and will describe the terms of its agreement, if any, with us or any selling stockholder and its compensation.

In connection with offerings made through underwriters or agents, we or the selling stockholders may enter into agreements with such underwriters or agents pursuant to which we or the selling stockholders receive our outstanding securities in consideration for the securities being offered to the public for cash. In connection with these arrangements, the underwriters or agents may also sell securities covered by this prospectus to hedge their positions in these outstanding securities, including in short sale transactions. If so, the underwriters or agents may use the securities received from us or any selling stockholder under these arrangements to close out any related open borrowings of securities.

Dealers

We or the selling stockholders may sell the offered securities to dealers as principals. We may negotiate and pay dealers’ commissions, discounts or concessions for their services. The dealer may then resell such securities to the public either at varying prices to be determined by the dealer or at a fixed offering price agreed to with us or any selling stockholder at the time of resale. Dealers engaged by us or any selling stockholder may allow other dealers to participate in resales.

Direct Sales

We or the selling stockholders may choose to sell the offered securities directly. In this case, no underwriters or agents would be involved.

Institutional Purchasers

We or the selling stockholders may authorize agents, dealers or underwriters to solicit certain institutional investors to purchase offered securities on a delayed delivery basis pursuant to delayed delivery contracts providing for payment and delivery on a specified future date. The applicable prospectus supplement or pricing supplement, as the case may be, will provide the details of any such arrangement, including the offering price and commissions payable on the solicitations.

We or the selling stockholders will enter into such delayed contracts only with institutional purchasers that we or the selling stockholders, as applicable, approve(s). These institutions may include commercial and savings banks, insurance companies, pension funds, investment companies and educational and charitable institutions.

Indemnification; Other Relationships

We or the selling stockholders may have agreements with agents, underwriters, dealers and remarketing firms to indemnify them against certain civil liabilities, including liabilities under the Securities Act. Agents, underwriters, dealers and remarketing firms, and their affiliates, may engage in transactions with, or perform services for, us or any selling stockholder in the ordinary course of business. This includes commercial banking and investment banking transactions.

Market-Making, Stabilization and Other Transactions

There is currently no market for any of the offered securities, other than the common stock which is listed on the NYSE. If the offered securities are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon prevailing interest rates, the market for similar securities and other factors. While it is possible that an underwriter could inform us that it intends to make a market in the offered securities, such underwriter would not be obligated to do so, and any such market-making could be discontinued at any time without notice. Therefore, no assurance can be given as to whether an active trading market will develop for the offered securities. We have no current plans for listing of the preferred stock or debt securities on any securities exchange or quotation system; any such listing with respect to any preferred stock or any debt securities will be described in the applicable prospectus supplement or pricing supplement, as the case may be.

In connection with any offering of common stock, preferred stock, debt securities or securities that provide for the issuance of shares of our common stock upon conversion, exchange or exercise, as the case may be, the underwriters may purchase and sell shares of common stock, preferred stock or our debt securities in the open market. These transactions may include short sales, syndicate covering transactions and stabilizing transactions. Short sales involve syndicate sales of common stock in excess of the number of shares to be purchased by the underwriters in the offering, which creates a syndicate short position. “Covered” short sales are sales of shares made in an amount up to the number of shares represented by the underwriters’ over-allotment option. In determining the source of shares to close out the covered syndicate short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. Transactions to close out the covered syndicate short involve either purchases of the common stock in the open market after the distribution has been completed or the exercise of the over-allotment option. The underwriters may also make “naked” short sales of shares in excess of the over-allotment option. The underwriters must close out any naked short position by purchasing shares of common stock in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of bids for or purchases of shares in the open market while the offering is in progress for the purpose of pegging, fixing or maintaining the price of the securities.

In connection with any offering, the underwriters may also engage in penalty bids. Penalty bids permit the underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by the syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the securities to be higher than it would be in the absence of the transactions. The underwriters may, if they commence these transactions, discontinue them at any time.

Fees and Commissions

In compliance with the guidelines of the Financial Industry Regulatory Authority, or FINRA, the aggregate maximum discount, commission or agency fees or other items constituting underwriting compensation to be received by any FINRA member or independent broker-dealer will not exceed 8% of any offering pursuant to this prospectus and any applicable prospectus supplement or pricing supplement, as the case may be; however, it is anticipated that the maximum commission or discount to be received in any particular offering of securities will be significantly less than this amount.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York will provide opinions regarding the authorization and validity of the securities. Skadden, Arps, Slate, Meagher & Flom LLP may also provide opinions regarding certain other matters. Any underwriters will also be advised about legal matters by their own counsel, which will be named in the prospectus supplement.

EXPERTS

The consolidated financial statements of Brookdale Senior Living Inc. appearing in Brookdale Senior Living Inc.’s Annual Report on Form 10-K for the year ended December 31, 2010 (including the schedule appearing therein) and the effectiveness of Brookdale Senior Living Inc.’s internal control over financial reporting as of December 31, 2010 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements in this prospectus, any accompanying prospectus supplements and the documents incorporated by reference may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Those forward-looking statements are subject to various risks and uncertainties and include all statements that are not historical statements of fact and those regarding our intent, belief or expectations, including, but not limited to, all statements relating to the consummation of the acquisition of Horizon Bay Realty, L.L.C. and the transactions with HCP, Inc. and Chartwell Seniors Housing Real Estate Investment Trust (including the anticipated timing thereof), our expectations concerning the future performance of the new communities and the effects of the transactions on our financial results (including our expectations with respect to its return on invested equity), our expectations regarding possible future investment or acquisition opportunities with respect to the managed assets, and our expectations regarding occupancy, revenue, cash flow, expenses, capital expenditures, Program Max opportunities, cost savings, the demand for senior housing, expansion and development activity, acquisition opportunities, asset dispositions and taxes; our belief regarding our growth prospects; our ability to secure financing or repay, replace or extend existing debt at or prior to maturity; our ability to remain in compliance with all of our debt and lease agreements (including the financial covenants contained therein); our expectations regarding liquidity; our plans to deleverage; our expectations regarding financings and refinancings of assets (including the timing thereof); our expectations regarding changes in government reimbursement programs and their effect on our results; our plans to generate growth organically through occupancy improvements, increases in annual rental rates and the achievement of operating efficiencies and cost savings; our plans to expand our offering of ancillary services (therapy, home health and hospice); our plans to expand, redevelop and reposition existing communities; our plans to acquire additional communities, asset portfolios, operating companies and home health agencies; the expected project costs for our expansion , redevelopment and repositioning program; our expected levels of expenditures and reimbursements (and the timing thereof); our expectations for the performance of our entrance fee communities; our ability to anticipate, manage and address industry trends and their effect on our business; our expectations regarding the payment of dividends; and our ability to increase revenues, earnings, Adjusted EBITDA, Cash From Facility Operations, and/or Facility Operating Income (as such terms are defined by incorporation by reference herein). Words such as “anticipate(s)”, “expect(s)”, “intend(s)”, “plan(s)”, “target(s)”, “project(s)”, “predict(s)”, “believe(s)”, “may”, “will”, “would”, “could”, “should”, “seek(s)”, “estimate(s)” and similar expressions are intended to identify such forward-looking statements. These statements are based on management’s current expectations and beliefs and are subject to a number of factors that could lead to actual results materially different from those described in the forward-looking statements. Although we believe that the assumptions underlying the forward-looking statements are reasonable, we can give no assurance that our expectations will be attained. Factors that could have a material adverse effect on our operations and future prospects or which could cause actual results to differ materially from our expectations include, but are not limited to, the risk that we may not be able to satisfy the closing conditions and successfully complete the transactions; the risk that we may not be able to successfully integrate the new communities into our operations; our inability to extend (or refinance) debt (including our credit and letter of credit facilities) as it matures; the risk that we may not be able to satisfy the conditions precedent to exercising the extension options associated with certain of our debt agreements; events which adversely affect the ability of seniors to afford our monthly resident fees or entrance fees; the conditions of housing markets in certain geographic areas; our ability to generate sufficient cash flow to cover required interest and long-term operating lease payments; the effect of our indebtedness and long-term operating leases on our liquidity; the risk of loss of property pursuant to our mortgage debt and long-term lease obligations; the possibilities that changes in the capital markets, including changes in interest rates and/or credit spreads, or other factors could make financing more expensive or unavailable to us; changes in governmental reimbursement programs; our ability to effectively manage our growth; our ability to maintain consistent quality control; delays in obtaining regulatory approvals; our ability to complete acquisitions and integrate them into our operations; competition for the acquisition of assets; our ability to obtain additional capital on terms acceptable to us; a decrease in the overall demand for senior housing; our vulnerability to economic downturns; acts of nature in certain geographic areas; terminations of our resident agreements and vacancies in the living spaces we lease; increased competition for skilled personnel; increased union activity; departure of our key officers; increases in market interest rates; environmental contamination at any of our facilities; failure to comply with existing environmental laws; an adverse determination or resolution of complaints filed against us; the cost and difficulty of complying with increasing and evolving regulation; and other risks detailed from time to time in our filings with the SEC, press releases and other communications, including those set forth under “Risk Factors” included elsewhere in this prospectus and in the documents incorporated by reference in this prospectus. Such forward looking statements speak only as of the date of this prospectus. We expressly disclaim any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in our expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. You may inspect without charge any documents filed by us at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site, www.sec.gov, that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC, including Brookdale Senior Living Inc.

The SEC allows us to “incorporate by reference” information into this prospectus and any accompanying prospectus supplements, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is considered part of this prospectus, and information filed with the SEC subsequent to this prospectus and prior to the termination of the particular offering referred to in such prospectus supplement will automatically be deemed to update and supersede this information. We incorporate by reference into this prospectus and any accompanying prospectus supplement the documents listed below (excluding any portions of such documents that have been “furnished” but not “filed” for purposes of the Exchange Act):

•	Annual Report on Form 10-K for the year ended December 31, 2010, filed on February 28, 2011;

•	Portions of the Definitive Proxy Statement on Schedule 14A filed on April 29, 2011 that are incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on February 28, 2011;

•	Quarterly Report on Form 10-Q for the quarter ended March 31, 2011, filed on May 10, 2011;

•	Current Reports on Form 8-K filed on January 28, 2011 and February 4, 2011; and

•	The description of our common stock set forth in our registration statement on Form 8-A filed on October 11, 2005, and any amendment or report filed for the purpose of updating such description.

We also incorporate by reference any future filings made by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this prospectus and the date all of the securities offered hereby are sold or the offering is otherwise terminated, with the exception of any information furnished under Item 2.02 and Item 7.01 of Form 8-K (including related exhibits), which is not deemed filed and which is not incorporated by reference herein. Any such filings shall be deemed to be incorporated by reference and to be a part of this prospectus from the respective dates of filing of those documents.

We will provide without charge upon written or oral request to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any and all of the documents which are incorporated by reference in this prospectus but not delivered with this prospectus (other than exhibits unless such exhibits are specifically incorporated by reference in such documents).

You may request a copy of these documents by writing or telephoning us at:

Brookdale Senior Living Inc., Attn: Secretary

111 Westwood Place, Suite 400

Brentwood, Tennessee 37027

(615) 221-2250

19,421,384 Shares

Brookdale Senior Living Inc.

Common Stock

PROSPECTUS SUPPLEMENT

Morgan Stanley

May 27, 2014